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                              CONSULTING AGREEMENT

         This Consulting Agreement dated as of June 1, 2000 by and between DualStar Technologies Corporation, a Delaware corporation having its address at 1 Park Avenue, New York, New York 10016 ("DualStar"), and TechOne Capital Group LLC, a Delaware limited liability company having its address at 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211 ("TechOne").

         WHEREAS, DualStar and TechOne are parties to that certain letter agreement effective as of August 12, 1999, as amended by letter dated March 24, 2000 (together, the "Letter Agreements"), pursuant to which DualStar has engaged TechOne to provide certain consulting services to DualStar and its subsidiaries; and

         WHEREAS, DualStar and TechOne desire to amend and extend the consulting engagement contemplated by the Letter Agreements by entering into this Consulting Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties hereto agree as follows:

         1. Upon execution and delivery of this Consulting Agreement by DualStar and TechOne, the Letter Agreements shall terminate and be of no further force and effect, except that any amounts due to TechOne by DualStar, at the time of such termination, shall be immediately due and payable, and TechOne shall not be prevented from collecting such amounts notwithstanding the termination of the Letter Agreements.

         2. Subject to the terms and conditions set forth herein, TechOne hereby agrees to provide to DualStar and its subsidiaries consulting services (the "Services") in connection with DualStar's strategic alternatives and the implementation of an expanded communications business plan adopted by DualStar Communications, Inc., a wholly-owned subsidiary of DualStar, and DualStar hereby agrees to pay TechOne for the Services a sum of $30,000 per month, payable in advance on the first day of each month during the Term (defined below), and to reimburse TechOne for all out-of-pocket expenses incurred by TechOne and its personnel in furtherance of performing the Services.

         3. All personnel assigned by TechOne to perform Services will be principals, employees or contractors (collectively, "personnel") of TechOne and TechOne will pay all salaries and expenses of, any applicable federal, social security, federal and state unemployment taxes, and any other payroll or withholding taxes relating to such employees. TechOne will be considered, for all purposes, an independent contractor, and its will not, directly or indirectly, act as an agent, servant or employee of DualStar.

         4. This Consulting Agreement will be effective from the date hereof and will terminate on June 1, 2003, at which time it may be renewed, extended or modified by a written agreement signed by both parties hereto.


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         5. TechOne agrees that the Services to be provided hereunder will be performed by qualified, careful and efficient personnel in strict conformity with the best practices and highest applicable standards. TechOne is responsible for the direct management and supervision of its personnel.

         6. TechOne agrees not to use or disclose to anyone other than employees, principals, consultants attorneys and other professionals of TechOne who have acknowledged this confidentiality covenant and agree in writing to be bound by it, during the terms of this Consulting Agreement and for a period of two (2) years following the termination hereof, any Confidential Information (defined below). For purposes of this Consulting Agreement, "Confidential
Information: is (a) information contained in any materials delivered to TechOne pursuant to this Consulting Agreement, and (b) information which relates to DualStar's business affairs or that of any of its affiliates, but does not include any information otherwise made available to TechOne in any other capacity apart from this Consulting Agreement or is otherwise publicly available through no act or failure to act on the part of TechOne. Upon the termination of this Consulting Agreement, TechOne shall deliver to DualStar all Confidential Information and other material in which DualStar has exclusive rights.

         7. TechOne's obligation to perform the Services hereunder shall be excused without liability when prevented by strike, act of God, governmental action, accident or any other condition beyond its reasonable control. TechOne agrees to resume performance of Services as soon as practicable following cessation of such condition.

         8. This Consulting Agreement may be terminated prior to the end of the Term or any renewal thereof as provided in this Paragraph 8 and the rights and remedies of the parties upon such termination shall be as set forth in this Paragraph. Either party (the "Non-defaulting Party") may terminate this Consulting Agreement upon a material breach of this Consulting Agreement by the other party (the "Defaulting Party") if such material breach is not cured by the Defaulting Party within fifteen (15) days of its receipt of written notice regarding such breach from the Non-defaulting Party. Other than termination as a result of a material breach by TechOne, DualStar may terminate this Consulting Agreement only by giving written notice to TechOne of DualStar's intention to terminate this Consulting Agreement accompanied by payment of (i) all unpaid amounts due hereunder from DualStar to TechOne for Services rendered through the date of termination, plus all reimbursable amounts for which TechOne has delivered to DualStar an invoice on or before the termination date, (ii) $25,000, which will be used by TechOne for reimbursable expenses incurred prior to the termination date and not yet invoiced, and (iii) an amount equal to the product of $30,000 times the greater of (A) the number of months remaining in the Term hereof, and (B) 24. Not later than 60 days following the termination date, TechOne shall provide DualStar with an itemized invoice for reimbursable expenses incurred by TechOne prior to the termination date. To the extent that the $25,000 payment contemplated by clause (ii) above exceeds such invoiced amount, TechOne will remit the difference to DualStar with the itemized invoice. To the extent that the $25,000 payment contemplated by clause (ii) above is less than the

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invoiced amount, DualStar will remit such difference to TechOne within 30 days following receipt of the itemized invoice.

         9. DualStar shall not in any action or proceeding, or otherwise, assert any claim for consequential damages against TechOne on account of any loss, cost, damage or expense which DualStar may suffer or incur because of any act or omission of TechOne or its employees in the performance of the Services, and DualStar hereby expressly waives all such claims.

         10. This Consulting Agreement may not be assigned by either party without the prior written consent of the other party.

         11. This Consulting Agreement will be governed in all respects by the law of the State of Delaware.

         12. This Consulting Agreement may be amended only by an instrument in writing executed by the parties or their permitted assignees.

         13. All notices pursuant to this Consulting Agreement shall be in writing, and hand delivered or mailed by first class mail, postage prepaid, or sent via facsimile to the attention of the person listed below and to the party intended as the recipient thereof at the address of such party set forth below, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Paragraph.

             If to TechOne:   TechOne Capital Group LLC
                              18 Corporate Woods Boulevard, Third Floor
                              Albany, New York 12211
                              Attention: Chairman
                              Fax: (518) 462-3045

             If to DualStar:  DualStar Technologies Corporation
                              1 Park Avenue
                              New York, New York 10016
                              Attention:  President and Chief Executive Officer
                              Fax: (212) 616-6254

         14. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Consulting Agreement will not be construed as a waiver of any right accruing under this Consulting Agreement, nor affect any subsequent breach, nor affect the effectiveness of this Agreement or any part hereof, nor prejudice either party as regards any subsequent action.

         15. This Consulting Agreement constitutes the entire agreement between TechOne and DualStar with respect to the subject matter hereof and no representation or


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statement not contained in the main body of this Agreement shall be binding upon
DualStar or TechOne as a warranty or otherwise.

         IN WITNESS WHEREOF, the parties hereto have respectively caused this Consulting Agreement to be executed by their duly authorized signatories as of the day and year first above written.


DUALSTAR TECHONOLOGIES CORPORATION



By: /s/
    --------------------------------------------
    Name:  Gregory Cuneo
    Title: President and Chief Executive Officer



TECHONE CAPITAL GROUP LLC



By: /s/
    --------------------------------------------
    Name:  James P. Ashman
    Title: Executive Vice President and
            Chief Financial Officer